                                                                     Exhibit 1.2

                 [LETTERHEAD OF RYAN, BECK & CO. APPEARS HERE]

                                  CONFIDENTIAL



February  20, 1997



Mr. Thomas F. Angottti
President and Chief Executive Officer
Spring Hill Savings Bank,F.S.B.
112 Federal Street
Pittsburgh, PA 15212

Re: Stock Conversion - Subscription Enhancement and Administrative Services
    -----------------------------------------------------------------------

Dear Mr. Angotti:

Ryan, Beck & Co. ("Ryan, Beck") is pleased to submit this engagement letter setting forth the terms of the proposed engagement between Ryan, Beck and Spring Hill Savings Bank, F.S.B., (the "Institution") in connection with the proposed conversion of the Institution from the mutual to the capital stock form of organization.

1.   BACKGROUND ON RYAN, BECK
     ------------------------

Ryan, Beck, Inc., is one of the nation's leading investment bankers for financial institutions. Ryan, Beck was organized in 1946 and has historically maintained one of the strongest regulatory net capital ratios in the securities industry. The firm has been publicly held since 1986 and is a registered broker-dealer with the Securities and Exchange Commission, a member of the National Association of Securities Dealers, Inc. and a member of the Securities Investor Protection Corporation. Ryan, Beck's corporate finance department is one of the largest such groups devoted solely to financial institution matters in the country. Moreover, Ryan, Beck is one of the largest market makers in bank and thrift stocks.

2.   PLAN OF CONVERSION
     ------------------

The Institution proposes to convert from the mutual to the stock form of organization (the "Conversion") pursuant to applicable regulations and form a holding company (the "Company"). Accordingly, the Institution's Board of Directors will adopt a plan of conversion (the "Plan") and, if necessary, convene a meeting of the Institution's members as soon as practicable to obtain member approval of the Plan in accordance with applicable federal or state regulations. The Institution's Plan contemplates a Subscription and Community Offering (the "Offerings").
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Spring Hill Savings Bank, FSB
February 20, 1997
Page 2


In connection with the Institution's Conversion, Ryan, Beck proposes to act as selling agent, financial advisor, and conversion manager to the Institution with respect to the Conversion and the offering of the shares of common stock of the Company (the "Common Stock") in the Offerings. Specific terms of the services contemplated hereunder shall be set forth in a definitive agency agreement (the "Definitive Agreement") between Ryan, Beck and the Institution to be executed on the date the offering document is declared effective by the appropriate regulatory authorities. The purchase price of the Common Stock offered in the Offerings will be that price which is established by an independent appraisal in accordance with applicable regulations and mutually acceptable to the parties hereto.

3.   SERVICES TO BE PROVIDED BY RYAN, BECK
     -------------------------------------

a.   Advisory Services - Thorough planning is essential to a successful
     -----------------
     conversion. Ryan, Beck serves as lead coordinator of the marketing and logistic efforts necessary to prepare for an offering. Our actions are intended to clearly define responsibilities and timetables, while avoiding costly surprises. We assume responsibility for the initial preparation of marketing materials--saving you time and legal expense. Moreover, as your investment banker, Ryan, Beck will evaluate the financial, marketing and regulatory issues involved in the Offerings. Our specific responsibilities include:

    - Participate in drafting the Prospectus and assist in obtaining all requisite regulatory approvals;
    - Review and opine to the Board of Directors on the adequacy of the appraisal process;
    - Develop a marketing plan for the Offerings including direct mail, advertising, community meetings and telephone solicitation;
    - Provide specifications and assistance in selecting a conversion agent, printer and other professionals;
    -  Calculate the number of new phone lines required;
    -  Provide a list of equipment and supplies needed for the Conversion
       Center;
    - Draft marketing materials including letters, brochures, slide show script advertisements; and
    -  Assist in arranging market-makers for post-conversion trading.

b.  Administrative Services and Conversion Center Management - Ryan, Beck
    --------------------------------------------------------
    manages your "best efforts" community offering. A successful conversion requires an enormous amount of attention to detail. Working knowledge and familiarity with the law and "lore" of the Office of Thrift Supervision, Securities and Exchange Commission and NASD is essential. Ryan, Beck's experience in managing many thrift conversions will minimize the burden on your management and disruption to normal banking business. At the same time, our legal, accounting and regulatory background ensures that details are attended to in a professional fashion. A conversion requires accurate and timely record keeping and reporting. Furthermore, customer inquiries must be handled professionally and accurately. The Conversion Center centralizes all data and work effort relating to the conversion.
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Spring Hill Savings Bank, FSB
February 20, 1997
Page 3


    Ryan, Beck will assist the Institution in the establishment and supervision of the Conversion Center. We will train Conversion Center staff to help record stock orders, answer customer inquiries and handle special situations as they arise. Conversion Center activities include the following:

    - Provide experienced on-site registered representatives to minimize disruption of day-to-day business;
    - Identify and organize space for the on-site Conversion Center, the focal point of conversion activity;
    -  Administer the Conversion Center;
    - Prepare procedures for processing proxies, stock orders and cash, and for handling requests for information;
    - Provide scripts, training and guidance for the telephone team in soliciting proxies and in the stock sales telemarketing effort;
    - Educate the Institution's directors, officers and employees about the conversion, their roles and relevant securities laws;
    - Train branch managers and customer-contact employees on the proper response to stock purchase inquiries;
    - Train and supervise Conversion Center staff assisting with proxy and order processing;
    - Prepare daily sales reports for management and ensure funds received balance to such reports;
    - Coordinate functions with the conversion agent, printer, transfer agent, stock certificate printer and other professionals;
    -  If necessary, organize and implement a proxy solicitation campaign;
    -  Design and implement procedures for handling IRA and Keogh orders; and
    - Post-offering subscriber assistance and management of the pro-ration process.

c.  Securities Marketing Services - Ryan, Beck uses various sales techniques
    -----------------------------
    including direct mail, advertising, community investor meetings, telephone solicitation, and if necessary, selling group formation. The sales approach is tailored to fit your specific situation. Our techniques are designed to attract a stockholder base comprised largely of community oriented individuals loyal to the Institution.

   Our specific actions include:

    - Assign licensed registered representatives from our staff to work at the Conversion Center to solicit orders on behalf of the Institution from eligible prospects who have been targeted as likely and desirable stockholders;
    - Assist management in developing a list of potential investors who are viewed as priority prospects;
    - Respond to inquiries concerning the conversion and investment opportunity;
    - Organize, coordinate and participate in community informational meetings. These meetings are intended to both relieve customer anxiety and attract potential investors. The meetings generate widespread publicity for the conversion while providing local exposure of the Institution and promoting favorable stockholder relations;
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Spring Hill Savings Bank, FSB
February 20, 1997
Page 4


    - Supervise and conduct a telemarketing campaign to identify prospects from among the Institution's customer base;
    - Continually advise management on market conditions and the community's responsiveness to the offering; and
    - If appropriate, assemble a selling group of selected local broker-dealers to assist in selling stock during the offering. In so doing, prepare broker "fact sheets" and arrange "road shows" for the purpose of stimulating local interest in the stock and informing the brokerage community of the particulars of the offering.

4.  COMPENSATION
    ------------

a. For its services hereunder, the Institution will pay to Ryan, Beck the following compensation in connection with the Conversion:

    (1) An advisory and management fee of $25,000 in connection with the advisory and administrative services set forth in section 3(a) and (b) hereof ("Management Fee");

    (2) A fee of one and one-half percent (1.50%) of the dollar amount of the Common Stock sold in the Subscription Offering ("Marketing Fee"). No fee shall be payable pursuant to this subsection in connection with the sale of stock to officers, directors, employees (and immediate family thereof) and employee benefit plans of the Institution; and

    (3) A fee of one and one-half percent (1.50%) of the dollar amount of the Common Stock sold in the Community Offering ("Community Marketing Fee"). No fee shall be payable pursuant to this subsection in connection with the sale of stock to officers, directors, employees (and immediate family thereof) and employee benefit plans of the Institution;

    (4) For stock sold by a selling group of NASD member firms (including Ryan, Beck) under a selected dealers' agreements (the "Selling Group"), a fee equal to five and one-half percent (5.5%) in the aggregate. This fee would be in lieu of the marketing fees Ryan, Beck would otherwise be entitled to were the stock sold through the offerings. Ryan, Beck will not commence sales of the stock through members of the Selling Group without prior approval of the Institution.

        In any event, upon completion of the Community Offering, the minimum fee payable to Ryan, Beck pursuant to subparagraphs 1,2,3 and 4 above shall aggregate $100,000 and the maximum fee payable to Ryan, Beck pursuant to subparagraphs 2 and 3 above shall equal one and one-half percent (1.50%) of the aggregate gross proceeds of the midpoint of the estimated price range as set forth on the cover page of the final Prospectus.

    Such fees (less the amount of any advance payments) are to be paid to Ryan, Beck at the closing of the Conversion. The Institution will pay Ryan, Beck $25,000 upon execution of this letter which will be
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Spring Hill Savings Bank, FSB
February 20, 1997
Page 5


    offset against compensation due hereunder. If, pursuant to a resolicitation undertaken by the Institution, Ryan, Beck is required to provide significant additional services, the parties shall mutually agree to the dollar amount of the additional compensation due (if any).

b. If (i) the Plan is abandoned or terminated by the Institution; (ii) the Offerings are not consummated by March 31, 1998; (iii) Ryan, Beck terminates this relationship because there has been a material adverse change in the financial condition or operations of the Institution since March 31, 1997; or (iv) immediately prior to commencement of the Offerings, Ryan, Beck terminates this relationship for failure to satisfactorily disclose all relevant information in the disclosure documents or the existence of market conditions which might render the sale of the shares by the Institution hereby contemplated inadvisable, Ryan, Beck shall not be entitled to the fees set forth above under subparagraph (a), but in addition to reimbursement of its reasonable out-of-pocket expenses as set forth in paragraph 7 below, shall be entitled to receive for its advisory and administrative services a fee of $25,000; provided however if (i) the Institution abandons or terminates the offering of the Common Stock prior to filing the regulatory application for conversion, Ryan, Beck shall not be entitled to receive for its advisory and administrative services a fee of $25,000.

5.  MARKET MAKING
    -------------

Ryan, Beck agrees to use its best efforts to maintain a market and to solicit other broker-dealers to make a market in the Common Stock after the Conversion.

6.  DOCUMENTS
    ---------

The Institution and its counsel will complete, file with the appropriate regulatory authorities and, as appropriate, amend from time to time, the information to be contained in the Institution's Application for Conversion and any related exhibits thereto. In this regard, the Institution and its counsel will prepare an Offering Circular and any other necessary disclosure documents relating to the offering of the Common Stock in conformance with applicable rules and regulations. As the Institution's financial advisor, Ryan, Beck will in conjunction with counsel, conduct an examination of the relevant documents and records of the Institution and will make such other reasonable investigation as deemed necessary and appropriate under the circumstances. The Institution agrees to make all such documents, records and other information deemed necessary by Ryan, Beck, or its counsel, available to them upon reasonable request. Ryan, Beck's counsel will prepare, subject to the approval of the Institution's counsel, the Definitive Agreement. Ryan, Beck's counsel shall be selected by Ryan, Beck, subject to the approval of the Institution which will not unreasonably be withheld.

7.  EXPENSES AND REIMBURSEMENT
    --------------------------

The Institution will bear all of its expenses in connection with the Conversion and the offering of its Common Stock including, but not limited to, the Institution's attorney fees, NASD filing fees, "blue sky" legal fees, expenses for appraisal, auditing and accounting services, advertising expenses, printing expenses, temporary

Spring Hill Savings Bank, FSB
February 20, 1997
Page 6


personnel expenses and the preparation of stock certificates. In the event Ryan, Beck incurs such expenses on behalf of the Institution, the Institution shall pay or reimburse Ryan, Beck for such reasonable fees and expenses regardless of whether the Conversion is successfully completed. Ryan, Beck will not incur any single expense of more than $1,000, pursuant to this paragraph without the prior approval of the Institution.

The Institution also agrees to reimburse Ryan, Beck for reasonable out-of-pocket expenses, including legal fees and expenses, incurred by Ryan, Beck in connection with the services contemplated hereunder. In no event shall the Institution be required to reimburse Ryan, Beck for more than $30,000 in legal fees, and $7,500 in other out-of-pocket expenses. The parties acknowledge, however, that such caps may be exceeded in the event of any material delay in the Offerings which would require an update of the financial information contained in the Offering Circular for a period later than March 31, 1997. We will provide you with a detailed accounting of all reimbursable expenses to be paid at closing.

8.  BLUE SKY
    --------

To the extent required by applicable state law, Ryan, Beck and the Institution will need to obtain or confirm exemptions, qualifications or registration of the Common Stock under applicable state securities laws and NASD policies. The cost of such legal work and related filing fees will be paid by the Institution to the law firm furnishing such legal work. The Institution will cause the counsel performing such services to prepare a Blue Sky memorandum related to the Offerings including Ryan, Beck's participation therein and shall furnish Ryan, Beck a copy thereof addressed to Ryan, Beck or upon which such counsel shall state Ryan, Beck may rely.

9.  AVAILABILITY OF "STARS" PROGRAM
    -------------------------------

As an additional service to the Institution, Ryan, Beck will make available for a period of one year following the completion of the Conversion, advisory services through the Ryan, Beck Strategic Advisory Services ("STARS") program. If the Institution elects to avail itself of the STARS program, Ryan, Beck will meet with the Institution at its request. Ryan, Beck also will provide opinions and recommendations, upon request, for the areas covered below:

    Valuation Analysis
    Merger and Acquisition Analysis
    Merger and Acquisition Trends
    Planning, Forecasting & Competitive Strategy
    Capital, Asset & Liability Structure & Management
    Stock Repurchase Programs
    Dividend Policy
    Dividend Reinvestment Programs
    Market Development and Sponsorship of Bank Securities
    Financial Disclosure

Spring Hill Savings Bank, FSB
February 20, 1997
Page 7


    Financial Relations
    Financial Reports
    Branch Sales and Purchases
    Stock Benefit Plan Analysis and Advisory
    Stockholder & Investor Relations Presentations & Programs
    Fairness Opinions
    Scanning of Potential Acquisition Candidates
      Based on Published Statement Information
       (This screening does not extend to any in-depth merger and acquisition analyses or studies which are available under Ryan, Beck's normal fee schedule, and does not include retention of Ryan, Beck by the Institution for any specific merger/acquisition situation).

If the Institution elects to utilize the STARS program Ryan, Beck will waive the regular retainer fee for this program for the first year. The Institution will pay Ryan, Beck for its services on an hourly basis at Ryan, Beck's normal billing rate. Ryan, Beck will bill the Company for such fees on a monthly basis. The Institution also will reimburse Ryan, Beck's reasonable out-of-pocket expenses incurred in conjunction with the performance of these services. Such out-of-pocket expenses shall include travel, legal and other miscellaneous expenses.

If negotiations for a transaction conducted during the term of the STARS Advisory Agreement described above result in the execution of a definitive agreement and/or consummation of a transaction for which Ryan, Beck customarily would be entitled to a fee for its advisory or other investment banking services, Ryan, Beck shall receive a contingent advisory fee ("Advisory Fee") in accordance with the terms of a separate engagement letter with respect to such transaction. All hourly fees paid pursuant to the STARS Advisory Agreement will be credited against any such Advisory Fee.

10. INDEMNIFICATION
    ---------------

The Definitive Agreement will provide for indemnification of the type usually found in underwriting agreements as to certain liabilities, including liabilities under the Securities Act of 1933. The Institution also agrees to defend, indemnify and hold harmless Ryan, Beck and its officers, directors, employees and agents against all claims, losses, actions, judgments, damages or expenses, including but not limited to attorneys' fees, arising solely out of the engagement described herein, except that such indemnification shall not apply to Ryan, Beck's own bad faith, willful misconduct or gross negligence.

11. ARBITRATION
    -----------

Any claims, controversies, demands, disputes or differences between or among the parties hereto or any persons bound hereby arising out of, or by virtue of, or in connection with, or otherwise relating to this Agreement shall be submitted to and settled by arbitration conducted in Baltimore, MD before one or three arbitrators, each of whom shall be knowledgeable in the field of securities law and investment banking. Such arbitration shall
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Spring Hill Savings Bank, FSB
February 20, 1997
Page 8


otherwise be conducted in accordance with the rules then obtaining of the American Arbitration Association. The parties hereto agree to share equally the responsibility for all fees of the arbitrators, abide by any decision rendered as final and binding, and waive the right to appeal the decision or otherwise submit the dispute to a court of law for a jury or non-jury trial. The parties hereto specifically agree that neither party may appeal or subject the award or decision of any such arbitrator to appeal or review in any court of law or in equity or by any other tribunal, arbitration system or otherwise. Judgment upon any award granted by such an arbitrator may be enforced in any court having jurisdiction thereof.

12. NASD MATTERS
    ------------

Ryan, Beck has an obligation to file certain documents and to make certain representations to the National Association of Security Dealers ("NASD") in connection with the Conversion. The Institution agrees to cooperate with Ryan, Beck and provide such information as may be necessary for Ryan, Beck to comply with all NASD requirements applicable to it in connection with its participation as contemplated herein in the Conversion. Ryan, Beck is and will remain through completion of the Conversion a member in a good standing of the NASD and will comply with all applicable NASD requirements.

13. OBLIGATIONS
    -----------

(a) Except as set forth below, this engagement letter is merely a statement of intent. While Ryan, Beck and the Institution agree in principle to the contents hereof and propose to proceed promptly and in good faith to work out the arrangements with respect to the Conversion, any legal obligations between Ryan, Beck and the Institution shall be only: (i) those set forth herein in paragraphs 2, 3 and 4 regarding services and payments; (ii) those set forth in paragraph 7 regarding reimbursement for certain expenses; (iii) those set forth in paragraph 10 regarding indemnification; and (iv) as set forth in a duly negotiated and executed Definitive Agreement.

(b) The obligation of Ryan, Beck to enter into the Definitive Agreement shall be subject to there being, in Ryan, Beck's opinion, which shall have been formed in good faith after reasonable determination and consideration of all relevant factors: (i) no material adverse change in the condition or operation of the Institution; (ii) satisfactory disclosure of all relevant information in the disclosure documents and a determination that the sale of stock is reasonable given such disclosures; (iii) no market conditions which might render the sale of the shares by the Institution hereby contemplated inadvisable; and (iv) agreement that the price established by the independent appraiser is reasonable in the then prevailing market conditions.
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Spring Hill Savings Bank, FSB
February 20, 1997
Page 9


Please acknowledge your agreement to the foregoing by signing in the place provided below and returning one copy of this letter to our office together with the retainer payment in the amount of $25,000. We look forward to working with you.


RYAN, BECK


BY: /s/ Guy E. Malaby
   --------------------------------------------------------
    Guy E. Malaby, First Vice President


ACCEPTED AND AGREED TO THIS  21  DAY OF FEBRUARY, 1997
                            ----

SPRING HILL SAVINGS BANK, FSB

BY: /s/ Thomas F. Angotti
   --------------------------------------------------------
    Thomas E. Angotti President and Chief Executive Officer